Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

September 15, 2006

Cyber Merchants Exchange, Inc.
c/o Infosmart Group Limited
5th Floor, QPL Industrial Building,
126-140 Texaco Road, Tsuen Wan, Hong Kong

Re:	Cyber Merchants Exchange, Inc.
Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Cyber Merchants Exchange, Inc., a California corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form SB-2 of 80,450,174 shares of the Company's common stock, no par value per share (the "Shares"). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued, as well as the Shares that may be issued upon exercise of the warrants and upon conversion of the preferred stock, will be legally issued, fully paid, and nonassessable.

This opinion opines upon California law including the statutory provisions, all applicable provision of the California Constitution and reported judicial decisions interpreting those laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP